Advanced Emissions Solutions Reports Third Quarter 2021 Results
APT segment reports record quarter and year-over-year revenue growth of 56%; Company updates RC cash flow estimate

GREENWOOD VILLAGE, Colorado, November 9, 2021 - GlobeNewswire - Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES") today filed its Quarterly Report on Form 10-Q and reported financial results for the quarter ended September 30, 2021, including information about its equity investments in Tinuum Group, LLC ("Tinuum Group") and Tinuum Services, LLC ("Tinuum Services") (collectively "Tinuum"), of which ADES owns 42.5% and 50%, respectively.
Tinuum & Refined Coal (“RC”) Highlights
•Tinuum's third quarter distributions to ADES totaled $22.9 million compared to $9.7 million in the prior year.
•Royalty earnings from Tinuum Group were $4.2 million compared to $3.6 million in the prior year.
•RC Segment operating income was $26.3 million compared to $12.8 million in the prior year. Operating income includes earnings from the Company's equity investments in Tinuum.
•RC Segment Adjusted EBITDA in the third quarter was $26.9 million compared to $13.1 million in the prior year.
•Based on 16 invested RC facilities as of September 30, 2021, and expected project termination dates, remaining after-tax net RC cash flows to ADES are projected to approximate $12.0 million to $14.0 million; roughly $8.5 million of these cash flows are expected to occur in the fourth quarter of 2021 with the remainder expected to be disbursed during the first half of 2022 as Tinuum winds down its operations.

Advanced Purification Technologies ("APT") Highlights
•Third quarter revenue for the APT Segment totaled $24.7 million compared to $15.8 million in the prior year.
•APT Segment operating income in the third quarter was $4.6 million compared to a segment operating loss of $3.3 million in the prior year.
•APT Segment Adjusted EBITDA totaled $4.2 million compared to a loss of $1.6 million in the prior year.

ADES Consolidated Highlights

•Third quarter consolidated revenue was $28.9 million compared to $19.5 million in the prior year.
•Third quarter consolidated net income was $24.3 million compared to $5.0 million in the prior year.
•Third quarter consolidated Adjusted EBITDA was $28.5 million compared to $8.7 million in the prior year.
•Cash balances, including restricted cash, totaled $82.1 million at September 30, 2021, an increase of $46.2 million compared to December 31, 2020. The Company's only debt outstanding are finance lease obligations.
•In early May, the Company initiated a strategic review to assess a range of strategic alternatives to maximize shareholder value. There is no assurance that the review process will result in pursuing or completing any action or transaction, and no timetable has been set for completion of this process. The Company has been encouraged by continued progress and will provide an update as appropriate.

“Our APT segment reported a record quarter for both total revenue and volume as high prices for alternative energy sources such as natural gas have supported high demand from our Power Generation customers,” said Greg Marken, CEO of ADES. “As a result of the strong volumes, we were able to achieve a significantly higher gross margin and demonstrate the inherent operating leverage potential within the segment. We expect demand to remain high as we enter the fourth quarter and the colder winter months. However, inventory supply remains tight, and we continue to supplement our own production through the procurement of additional inventory from third parties to meet high levels of customer demand. As a result, margins in our APT segment – although better than the prior quarter – remain pressured by the higher cost per unit we are experiencing. We expect these pressures to persist through the end of the year and well into 2022. Meanwhile, we are simultaneously focused on continuing to improve our customer and product mix, instituting price increases for our products and advancing new activated carbon technologies alongside Cascade Environmental for the soil and groundwater remediation market.”

Marken added, “As we enter the final quarter before the scheduled expiration of the Section 45 production tax credits related to Refined Coal, Tinuum is taking the appropriate steps to wind down its business and prepare for its ultimate liquidation. We expect the net, after-tax cash flows from Tinuum to ADES to be approximately $9 million during the fourth quarter, and the remaining to be deferred until after year end to be disbursed to us upon the final liquidation of the Tinuum business.”

Marken concluded, “Lastly, we remain encouraged by the progress and nature of discussions up to this point as it pertains to our ongoing strategic review. We will provide additional updates as necessary and remain focused on fulfilling our customer commitments and running the business efficiently as this process unfolds.”

Third Quarter 2021 Results
Third quarter revenues and costs of revenues were $28.9 million and $18.0 million, respectively, compared with $19.5 million and $15.0 million for the third quarter of 2020. The increase in revenue was primarily the result of higher sales of consumables.
Third quarter royalty earnings from Tinuum Group were $4.2 million, compared to $3.6 million for the third quarter of 2020. The increase was primarily the result of a greater number of invested, royalty-bearing facilities compared to the prior year. Royalty income is based upon a percentage of the per-ton, pre-tax margin, inclusive of impacts related to depreciation expense and other allocable expenses.
Third quarter other operating expenses were $7.6 million compared to $7.3 million for the third quarter of 2020. The increase was primarily driven by an increase in payroll expense as well as higher depreciation and amortization expense.
Third quarter earnings from equity method investments were $22.2 million, compared to $9.5 million in the third quarter of 2020. The increase in earnings is first attributable to distributions recorded into earnings as a result of distributions from Tinuum Group being in excess of the carrying value of the investment, and therefore excess distributions are recognized as equity method earnings in the period in which the distributions occur. Tinuum Group also had an increased number of RC facilities due to the three new RC facilities added during 2020.
Third quarter interest expense was $0.1 million, compared to $0.9 million in the third quarter of 2020. The decrease in interest expense was primarily driven by the full repayment of amounts outstanding on the term loan used to fund the Carbon Solutions acquisition during the second quarter of 2021.
Third quarter income tax expense was $4.6 million, compared to $0.9 million for the third quarter of 2020. The change in income tax expense was driven by an increase in taxable income, mainly the result of higher earnings from equity method investments, as well as higher volumes and improved margins within the APT segment.
Third quarter net income was $24.3 million compared to $5.0 million for the third quarter of 2020. The increase was driven by higher earnings from equity method investments as well as higher volumes and improved margins within the APT segment.
Third quarter consolidated adjusted EBITDA was $28.5 million compared to $8.7 million in 2020. The increase in adjusted EBITDA was driven by the increase in distributions from Tinuum as well as higher consumables revenue compared to the third quarter of 2020. See note below regarding the use of the Non-GAAP financial measure Adjusted EBITDA and a reconciliation to the most comparable GAAP financial measure.

Conference Call and Webcast Information
The Company has scheduled a conference call to begin at 9:00 a.m. Eastern Time on Wednesday, November 10, 2021. The conference call webcast information will be available via the Investor Resources section of ADES's website at www.advancedemissionssolutions.com. Interested parties may also participate in the call by registering at http://www.directeventreg.com/registration/event/3168160. A supplemental investor presentation will be available on the Company's Investor Resources section of the website prior to the start of the conference call.

As part of the conference call, ADES will conduct a question and answer session. Investors are invited to email their questions in advance to ADES@alpha-ir.com.

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA brings together ADA Carbon Solutions, LLC, a leading provider of powder activated carbon ("PAC") and ADA-ES, Inc., the providers of ADA® M-Prove™ Technology.  We provide products and services to control mercury and other contaminants at coal-fired power generators and other industrial companies. Our broad suite of complementary products control contaminants and help our customers meet their compliance objectives consistently and reliably.

CarbPure Technologies LLC, (“CarbPure”), formed in 2015 provides high-quality PAC and granular activated carbon ideally suited for treatment of potable water and wastewater. Our affiliate company, ADA Carbon Solutions, LLC manufactures the products for CarbPure.

Tinuum Group, LLC (“Tinuum Group”) is a 42.5% owned joint venture by ADA that provides patented Refined Coal (“RC”) technologies to enhance combustion of and reduce emissions of NOx and mercury from coal-fired power plants.

Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include projection on future after-tax, net RC cash flows, expectations about future demand for our APT products, pressure on APT margins and acceptance of price increases as well as results from the Company's review of strategic alternatives. These forward-looking statements involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, opportunities for additional sales of our lignite activated carbon products and end-market diversification, the outcome of the review of strategic alternatives, our ability to meet customer supply requirements, the rate of coal-fired power generation in the United States, timing of new and pending regulations and any legal challenges to or extensions of compliance dates of them; the US government’s failure to promulgate regulations that benefit our business; changes in laws and regulations, IRS interpretations or guidance, accounting rules, any pending court decisions, prices, economic conditions and market demand; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start up and operational difficulties; competition within the industries in which we operate; loss of key personnel; ongoing effects of the COVID-19 pandemic and associated economic downturn on our operations and prospects; as well as other factors relating to our business, as described in our filings with the SEC, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward-looking statements speak only as to the date of this press release.
Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Ryan Coleman or Chris Hodges
312-445-2870
ADES@alpha-ir.com

TABLE 1
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
(in thousands, except share data)	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$72,139	$30,932
Receivables, net	15,279	13,125
Receivables, related parties	4,165	3,453
Inventories, net	5,569	9,882
Prepaid expenses and other assets	4,614	4,597
Total current assets	101,766	61,989
Restricted cash, long-term	10,000	5,000
Property, plant and equipment, net of accumulated depreciation of $6,600 and $3,340, respectively	30,712	29,433
Intangible assets, net	1,452	1,964
Equity method investments	2,884	7,692
Deferred tax assets, net	1,558	10,604
Other long-term assets, net	33,401	29,989
Total Assets	$181,773	$146,671
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,125	$7,849
Accrued payroll and related liabilities	4,498	3,257
Current portion of long-term debt	1,033	18,441
Other current liabilities	9,866	12,996
Total current liabilities	24,522	42,543
Long-term debt, net of current portion	3,408	5,445
Other long-term liabilities	12,818	13,473
Total Liabilities	40,748	61,461
Commitments and contingencies
Stockholders’ equity:
Preferred stock: par value of $.001 per share, 50,000,000 shares authorized, none outstanding	—	—
Common stock: par value of $.001 per share, 100,000,000 shares authorized, 23,483,286 and 23,141,284 shares issued, and 18,865,140 and 18,523,138 shares outstanding at September 30, 2021 and December 31, 2020, respectively	23	23
Treasury stock, at cost: 4,618,146 and 4,618,146 shares as of September 30, 2021 and December 31, 2020, respectively	(47,692)	(47,692)
Additional paid-in capital	101,660	100,425
Retained earnings	87,034	32,454
Total stockholders’ equity	141,025	85,210
Total Liabilities and Stockholders’ Equity	$181,773	$146,671

TABLE 2
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2021	2020	2021	2020
Revenues:
Consumables	$24,689	$15,844	$57,696	$33,231
License royalties, related party	4,165	3,627	11,888	9,986
Total revenues	28,854	19,471	69,584	43,217
Operating expenses:
Consumables cost of revenue, exclusive of depreciation and amortization	17,952	15,013	43,726	33,920
Payroll and benefits	2,637	2,285	8,014	8,839
Legal and professional fees	1,106	1,321	4,340	4,386
General and administrative	1,715	1,900	5,223	6,693
Depreciation, amortization, depletion and accretion	2,145	1,777	6,155	5,807
Impairment of long-lived assets	—	—	—	26,103
Gain on change in estimate, asset retirement obligation	—	—	(1,942)	—
Total operating expenses	25,555	22,296	65,516	85,748
Operating income (loss)	3,299	(2,825)	4,068	(42,531)
Other income (expense):
Earnings from equity method investments	22,195	9,518	61,944	25,959
Gain on extinguishment of debt	3,345	—	3,345	—
Interest expense	(86)	(881)	(1,416)	(3,053)
Other	81	17	652	208
Total other income	25,535	8,654	64,525	23,114
Income (loss) before income tax expense	28,834	5,829	68,593	(19,417)
Income tax expense	4,581	854	14,013	1,315
Net income (loss)	$24,253	$4,975	$54,580	$(20,732)
Earnings (loss) per common share:
Basic	$1.33	$0.27	$2.99	$(1.15)
Diluted	$1.31	$0.27	$2.96	$(1.15)
Weighted-average number of common shares outstanding:
Basic	18,292	18,093	18,243	18,014
Diluted	18,489	18,103	18,416	18,014

TABLE 3
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(in thousands)	2021	2020
Cash flows from operating activities
Net income (loss)	$54,580	$(20,732)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income tax expense	9,046	10,724
Depreciation, amortization, depletion and accretion	6,155	5,807
Gain on extinguishment of debt	(3,345)	—
Impairment of long-lived assets	—	26,103
Operating lease expense	1,481	3,130
Amortization of debt discount and debt issuance costs	945	1,064
Gain on change in estimate, asset retirement obligation	(1,942)	—
Stock-based compensation expense	1,476	2,070
Earnings from equity method investments	(61,944)	(25,959)
Other non-cash items, net	(352)	45
Changes in operating assets and liabilities:
Receivables and related party receivables	(2,835)	(1,331)
Prepaid expenses and other assets	(16)	(9,056)
Inventories, net	3,658	4,688
Other long-term assets, net	2,383	(1,908)
Accounts payable	1,147	(1,123)
Accrued payroll and related liabilities	1,241	1,089
Other current liabilities	(3,489)	(220)
Operating lease liabilities	(2,514)	(1,678)
Other long-term liabilities	(3,031)	(23)
Distributions from equity method investees, return on investment	22,044	42,228
Net cash provided by operating activities	24,688	34,918
Cash flows from investing activities
Distributions from equity method investees in excess of cumulative earnings	44,707	—
Acquisition of property, plant, equipment, and intangible assets, net	(5,403)	(4,879)
Mine development costs	(1,262)	(723)
Proceeds from sale of property and equipment	895	—
Net cash provided by (used in) investing activities	38,937	(5,602)
Cash flows from financing activities
Principal payments on term loan	(16,000)	(18,000)
Principal payments on finance lease obligations	(1,085)	(1,026)
Dividends paid	(92)	(4,956)
Repurchase of common shares	—	(159)
Repurchase of common shares to satisfy tax withholdings	(241)	(531)
Borrowings from Paycheck Protection Program Loan	—	3,305
Net cash used in financing activities	(17,418)	(21,367)
Increase in Cash and Cash Equivalents and Restricted Cash	46,207	7,949
Cash and Cash Equivalents and Restricted Cash, beginning of period	35,932	17,080
Cash and Cash Equivalents and Restricted Cash, end of period	$82,139	$25,029
Supplemental disclosure of non-cash investing and financing activities:
Acquisition of property, plant and equipment through accounts payable	$128	$446
Dividends payable	$—	$47

Note on Non-GAAP Financial Measures
To supplement the Company's financial information presented in accordance with U.S. generally accepted accounting principles, or GAAP, the Press Release includes non-GAAP measures of certain financial performance. These non-GAAP measures include Consolidated Adjusted EBITDA, RC Segment Adjusted EBITDA and APT Segment Adjusted EBITDA. The Company included non-GAAP measures because management believes that they help to facilitate comparison of operating results between periods. The Company believes the non-GAAP measures provide useful information to both management and users of the financial statements by excluding certain expenses that may not be indicative of core operating results and business outlook. These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP measures.
The Company has defined Consolidated Adjusted EBITDA as net income, adjusted for the impact of the following items that are either non-cash or that the Company does not consider representative of its ongoing operating performance: depreciation, amortization, depletion and accretion, amortization of upfront customer consideration that was recorded as a component of the Marshall Mine Acquisition ("Upfront Customer Consideration"), interest expense, net, income tax expense; then reduced by the non-cash impact of equity earnings from equity method investments, gain on extinguishment of debt and gain on change of an estimate for asset retirement obligations, increased by cash distributions from equity method investments and the impairment loss. The Company believes that the Consolidated Adjusted EBITDA measure is less susceptible to variances that affect the Company's operating performance.
Segment EBITDA is calculated as Segment operating income (loss) adjusted for the impact of the following items that are either non-cash or that the Company does not consider representative of its ongoing operating performance: depreciation, amortization, depletion and accretion, amortization of upfront customer consideration and interest expense, net. When used in conjunction with GAAP financial measures, Segment EBITDA is a supplemental measure of operating performance that management believes is a useful measure related the Company's APT segment performance and the APT segment performance relative to the performance of their respective competitors as well as performance period over period. Additionally, the Company believes these measures are less susceptible to variances that affect their respective operating performance results.
The Company defined RC Segment Adjusted EBITDA as RC Segment EBITDA reduced by the non-cash impact of equity earnings from equity method investment and the gain on debt forgiveness and increased by cash distributions from equity method investments.
The Company defined APT Segment Adjusted EBITDA as APT Segment EBITDA decreased for the gain on change of an estimate for asset retirement obligations and the gain on debt forgiveness and increased for the impairment loss.
The Company presents the non-GAAP measures because the Company believes they are useful as supplemental measures in evaluating the performance of the Company's operating performance and provide greater transparency into the results of operations. The Company's management uses Consolidated Adjusted EBITDA, RC Segment Adjusted EBITDA and APT Segment Adjusted EBITDA as factors in evaluating the performance of its business.
The adjustments to Consolidated Adjusted EBITDA, RC Segment Adjusted EBITDA and APT Segment Adjusted EBITDA in future periods are generally expected to be similar. Consolidated Adjusted EBITDA, RC Segment Adjusted EBITDA and APT Segment Adjusted EBITDA have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analyzing the Company's results as reported under GAAP.

TABLE 4

Advanced Emissions Solutions, Inc. and Subsidiaries
Consolidated Adjusted EBITDA Reconciliation to Net Income (Loss)
(Amounts in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Net income (loss)	$24,253	$4,975	$54,580	$(20,732)
Depreciation, amortization, depletion and accretion	2,145	1,777	6,155	5,807
Amortization of Upfront Customer Consideration	127	—	381	—
Interest expense, net	25	862	1,188	2,974
Income tax expense	4,581	854	14,013	1,315
Consolidated EBITDA (loss)	31,131	8,468	76,317	(10,636)
Cash distributions from equity method investees	22,875	9,712	66,751	42,228
Equity earnings	(22,195)	(9,518)	(61,944)	(25,959)
Gain on extinguishment of debt	(3,345)	—	(3,345)	—
Gain on change in estimate, asset retirement obligation	—	—	(1,942)	—
Impairment	—	—	—	26,103
Consolidated Adjusted EBITDA	$28,466	$8,662	$75,837	$31,736

TABLE 5

Advanced Emissions Solutions, Inc. and Subsidiaries
RC Segment Adjusted EBITDA Reconciliation to Segment Operating Income
(Amounts in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
RC Segment operating income	$26,341	$12,817	$73,517	$34,454
Depreciation, amortization, depletion and accretion	9	26	41	84
Interest expense	4	94	11	254
RC Segment EBITDA	26,354	12,937	73,569	34,792
Cash distributions from equity method investees	22,875	9,712	66,751	42,228
Equity earnings	(22,195)	(9,518)	(61,944)	(25,959)
Gain on extinguishment of debt	(97)	—	(97)	—
RC Segment Adjusted EBITDA	$26,937	$13,131	$78,279	$51,061

TABLE 6

Advanced Emissions Solutions, Inc. and Subsidiaries
APT Segment Adjusted EBITDA Reconciliation to Segment Operating Income (Loss)
(Amounts in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
APT Segment operating income (loss)	$4,591	$(3,280)	$4,864	$(40,649)
Depreciation, amortization, depletion and accretion	2,004	1,603	5,706	5,386
Amortization of Upfront Customer Consideration	127	—	381	—
Interest expense, net	75	88	233	275
APT Segment EBITDA (loss)	6,797	(1,589)	11,184	(34,988)
Gain on extinguishment of debt	(2,562)	—	(2,562)	—
Gain on change in estimate, asset retirement obligation	—	—	(1,942)	—
Impairment	—	—	—	26,103
APT Segment Adjusted EBITDA (loss)	$4,235	$(1,589)	$6,680	$(8,885)